Exhibit (10):  Consents of Independent Auditors


INDEPENDENT AUDITOR'S CONSENT




We consent to the use in this Post-Effective Amendment No. 5 to Registration Statement No. 33-98062 of Companion Life Separate Account C of our report dated April 23, 1999 on the financial statements of Companion Life Separate Account C and our report dated March 4, 1999 on the financial statements of Companion Life Insurance Company appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the related reference to us under the heading "Financial Statements" in such Statement of Additional Information.



DELOITTE & TOUCHE LLP

Omaha, Nebraska
April 23, 1999